SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 23, 2008

COMMONWEALTH BIOTECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-13467	56-1641133
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Biotech Drive

Richmond, Virginia 23235

(Address of principal executive offices)

Registrant’s telephone number, including area code: (804) 648-3820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.03	BANKRUPTCY OR RECEIVERSHIP

On September 23, 2008, the Registrant’s wholly owned subsidiary, Exelgen Limited (“Exelgen”), entered into administration under the jurisdiction of the High Court of Justice, Bristol District Registry, Chancery Division, in the United Kingdom (the “High Court”). Exelgen filed a Notice of appointment of an administrator, appointing Robert Lewis and Ross David Connock, both of PricewaterhouseCoopers LLP, as Exelgen’s joint administrators effective September 23, 2008.

Administration is the United Kingdom’s insolvency process, which is governed by the Enterprise Act 2002. A company must be insolvent as defined in the Insolvency Act 1986 in order to qualify for administration. Administration is designed to enable a business to be held together while plans are formed either to put in place a financial restructuring to rescue the company, or to sell the business and assets to produce a better result for creditors than would be achieved in a liquidation. Exelgen is subject to the protection of the High Court and creditors’ enforcement actions will be automatically stayed while the administrators formulate plans to sell the business and assets.

The Registrant’s decision and approval by the Board of Directors to exit the Exelgen operation resulted from the lack of securing new contracts adequate to support operational costs. Total revenues through June 2008 amounted to 21.2% of the Registrant’s overall sales. The Registrant plans to shift sales and marketing efforts into other areas where better sales and higher profit margins should be possible.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMONWEALTH BIOTECHNOLOGIES, INC.

By:	/s/ Richard J. Freer, Ph.D.
Richard J. Freer, Ph.D.
Chief Operating Officer

Dated: October 21, 2008